Exhibit 99.1

Marinus Pharmaceuticals Highlights Advancing Pipeline and Commercial Strategy at Investor and Analyst Event

RAISE trial enrollment trends have returned to anticipated levels; on track for topline data in the first quarter of 2024, assuming pre-defined stopping criteria for interim analysis are met

Continued execution of commercial launch of ZTALMY® (ganaxolone) with estimated net product revenue of between $5 and $5.2 million for the third quarter of 2023

Cash runway now expected into fourth quarter of 2024 with projected cash, cash equivalents and short-term investments of between $170 million and $175 million as of September 30, 2023

RADNOR, Pa. – September 19, 2023 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, is today hosting an Investor and Analyst Event in New York to review the Company’s ongoing clinical-stage programs and commercial planning activities. The event begins at 9 a.m. ET and will be available via webcast here.

“I look forward to showcasing how we are planning to deliver on our commitment to improve the lives of more patients with refractory seizure disorders during today’s Investor and Analyst Event,” said Scott Braunstein, M.D., Chairman and Chief Executive Officer of Marinus. “The presentations will offer a deep dive on the significant progress being made advancing our late-stage clinical programs and commercial preparation activities that we believe could expand the treatment potential of ganaxolone into additional disease states which have limited therapeutic alternatives for patients today. We will also highlight the ongoing success of our first product launch in CDKL5 deficiency disorder, with continued growth in new commercial patients and strong payer reimbursement.”

Dr. Braunstein continued, “Enrollment in the Phase 3 RAISE trial in refractory status epilepticus has been on an upward trajectory since early August following the activation of new clinical sites. Importantly, we have extended our cash runway into the fourth quarter of 2024 through strategic use of our existing ATM facility. This is expected to provide us with the resources needed to successfully execute on our two Phase 3 data readouts in RSE and tuberous sclerosis complex and invest in the appropriate pre-commercial activities to continue driving future growth for Marinus.”

Rajat Dhar, M.D., Professor of Neurology in the Section of Neurocritical care at Washington University School of Medicine in St. Louis, Attending Physician in the Neurology/ Neurosurgery Intensive Care Unit at Barnes-Jewish Hospital, and investigator in the RAISE trial, who will provide an overview on the unmet need in status epilepticus, noted, “Patients with status epilepticus often require hospitalization and treatment as neurological emergencies, with more than 50% unresponsive to first- or second-line therapies. As a result, this patient population is long overdue for treatment options that have the potential to improve morbidity and mortality.”

Highlights from today’s presentations are summarized below.

ZTALMY®

●	Company expects third quarter 2023 ZTALMY® (ganaxolone) oral suspension CV net product revenues of between $5 and $5.2 million
●	Continued growth in commercial patients with approximately 140 patients active on therapy as of September 2023
●	On track to meet full year 2023 expected ZTALMY net product revenues of between $17 and $18.5 million

Ganaxolone Clinical Update

Refractory Status Epilepticus

●	Over 70% of patients required for the interim analysis are now enrolled in the Phase 3 RAISE trial of intravenous (IV) ganaxolone in refractory status epilepticus
●	RAISE enrollment trends have returned to anticipated levels with enrollment for the interim analysis expected to conclude by January 2024
●	Topline data continues to be anticipated in the first quarter of 2024, if the pre-defined stopping criteria from the planned interim analysis are met

Ganaxolone development in the RAISE trial is being funded in part by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159.

Tuberous Sclerosis Complex

●	A protocol amendment for Marinus’ ongoing Phase 3 TrustTSC trial of oral ganaxolone in tuberous sclerosis complex (TSC) has been finalized
o	The trial is now anticipated to enroll 128 patients and is designed to provide 90% power to detect a 25% reduction in TSC-associated seizure frequency
o	Total blinded discontinuation rates to date remain below 10%, with discontinuations due to somnolence less than 5%
o	Topline data continues to be expected in mid-2024

General Business and Financial Update

●	Subsequent to the financial results reported on August 10, 2023, a total of 3.7 million shares were sold through the Company’s at-the-market (ATM) facility contributing net proceeds of $25.9 million
o	ATM sales consisted of a limited number of discreet reverse inquiry transactions from existing shareholders
●	Inclusive of the proceeds from the recent ATM offering, the Company projects cash, cash equivalents, and short-term investments at the end of the third quarter of 2023 to be in the range of between $170 and $175 million. This balance is projected to be sufficient to fund the Company’s operating expenses, capital expenditure requirements, and maintain the minimum cash balance of $15 million required under the Company’s debt facility into the fourth quarter of 2024.

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company first introduced FDA-approved prescription medication ZTALMY® (ganaxolone) oral suspension CV in the U.S. in 2022 and continues to invest in the potential of ganaxolone in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information about Marinus visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our commercialization and marketing plans for ZTALMY; our net product revenue guidance; our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; our expected cash runway; our expectations and beliefs regarding the FDA and EMA with respect to our product candidates; our financial projections; the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications; and other statements regarding the company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, unexpected market acceptance, payor coverage or future prescriptions and revenue generated by ZTALMY; the pricing and reimbursement process can be time consuming and may delay commercialization of ZTALMY in one or more European countries; our dependence on Orion to commercialize ZTALMY in Europe pursuant to the exclusive collaboration agreement; unexpected actions by the FDA or other regulatory agencies with respect to our products; competitive conditions and unexpected adverse events or patient outcomes from being treated with ZTALMY, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the timing of regulatory filings for our other product candidates; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; the company’s ability to protect its intellectual property; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contacts

Investors

Jim DeNike

Senior Director, Investor Relations

Marinus Pharmaceuticals, Inc.

jdenike@marinuspharma.com

Media

Molly Cameron
Director, Corporate Communications & Investor Relations

Marinus Pharmaceuticals, Inc.

mcameron@marinuspharma.com